EXHIBIT 10.59

                            MANUFACTURING, MARKETING
                                AND DISTRIBUTION
                                    AGREEMENT

                                 "DTCP" PRODUCTS

         This Agreement ("Agreement") is by and between DEAN TORNABENE and CHARLES PEREZ as individuals or a company to be designated by them at a future date (collectively, "DTCP"), and NATIONAL BOSTON MEDICAL, INC., a Nevada corporation ("National Boston"), both of which are sometimes referred to herein as a "party" or the "parties".

         WHEREAS, DTCP owns and/or controls all rights of manufacturing, distribution and sale with respect to products as described in Exhibit A and all improvements, line extensions and modifications thereof (the "Product", and when more than one - "Products"); and

         WHEREAS, DTCP is in the business, among other things, of manufacturing, advertising, marketing and distributing products in various media; and

         WHEREAS, National Boston is also in the business, among other things, of manufacturing, advertising, marketing and distributing products in various media, including television, print, and retail; and

         WHEREAS, the parties wish to set forth in this Agreement their understanding of the terms, and conditions upon which DTCP will grant to National Boston rights to manufacture, use, distribute, sell, advertise, promote and otherwise exploit the Products as well as additional products to be added to Exhibit A from time to time hereafter by mutual agreement of the parties.

         NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.       Manufacturing, Marketing and Distribution Rights.

         1.1 Grant of Rights. DTCP hereby grants to National Boston the following rights which National Boston may, but is not obligated to, exercise alone or through any one or more of its affiliates:

                  (a) Generally. The exclusive right, license and privilege during the Term (as hereafter defined) throughout the World (the "Territory") to manufacture, use, distribute, sell, advertise, create Brand recognition, promote and otherwise exploit the Products by any and all means and media, in any and all markets, including but not limited to broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, including without limitation, infomercials, commercial spots, promos, television shopping programs such as QVC and HSN, radio, electronic and computer retailing media (such as the Internet), all print media, direct mail solicitation, package inserts, inbound and outbound telemarketing, credit card syndication, CD- ROM, catalog sales, retail sales, and all other channels or means of distribution now existing or hereafter developed;

                  (b) Use of Patents. The right to use any U.S. and foreign patents that exist or that may issue on the Product and on like or related matter developed, owned or controlled by DTCP (collectively referred to as the "Patents"), copies of which have been or will be provided to National Boston. DTCP represents and warrants that any patent applications and any patents it may own with respect to the Product are described on Exhibit B hereto;

                  (c) Use of Trademarks. The right to use any and all trademarks that DTCP may own or control with respect to the Products including without limitation the trademarks described in Exhibit C hereto (the "Trademarks"), and the right to advertise, promote, market, sell and distribute the Products under or in connection with such other trademarks or identifying names or marks as National Boston may determine;

                  (d) Products in Development. The right to use any and all technology, know-how, mechanical drawings, initial prototypes, manufacturing specifications, molds, tooling, and other materials owned or in the control of DTCP which would be necessary or useful in the manufacturing and marketing of the Products ("DTCP's Technology"), all of which DTCP shall provide to National Boston for this purpose;

                  (e) Use of DTCP's Artwork. The right to copy and use any and all artwork and promotional materials that DTCP may own or control with respect to the Products ("DTCP's Artwork"), copies of all of which DTCP shall provide to National Boston for this purpose;

                  (f) Names, Likenesses and Endorsements. The right to use the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that DTCP may own or control with respect to the Products. Dean Tornabene agrees to appear in infomercials and other advertising for the Products, and to allow his name, likeness, image, voice and persona to be used in such advertising and in the packaging for the Products. National Boston agrees to promote and use Dean Tornabene's name, likeness and persona in connection with the Products to extent appropriate, featuring his name and likeness in the packaging and exploitation of the Products, videos, and retail boxes and displays, all subject to the artistic approval of Dean Tornabene. Dean Tornabene and Charles Perez will be reimbursed his reasonable out-of-pocket expenses incurred in travel in relation to such promotional activities;

                  (g) Packages. The right to develop such groupings, ensembles, configurations and packaging of the Products and other ancillary goods for sale as National Boston may determine; and

                  (h) Subdistributors. The right to appoint such subdistributors as National Boston, in its sole judgment, may deem appropriate in order to market and distribute the Products in retail. National Boston must obtain approval from DTCP, such approval not to be unreasonably withheld, prior to sublicensing any infomercial to a third party in order to market and distribute the Products.


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         1.2 Additional Products. The parties contemplate that from time to time they will mutually agree upon additional products to be licensed by DTCP to National Boston. Such products will be added to the Exhibits attached hereto, and unless otherwise agreed at such time all of the terms and conditions of this Agreement shall be applicable to such additional products. National Boston agrees that any up-sells of food, ingestables or herb products will be purchased at market competitive prices from Herbal Technologies, Inc.(HTI). Such market competitive prices to be not higher than ten (10%) percent above prices for comparable competitive products.

         1.3 Non-Compete. During the term of this Agreement, DTCP shall not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing any other products substantially similar in design, composition, content or function to the Products. At any time during the term of this Agreement when National Boston is marketing a particular Product, and for one year following the date that National Boston ceases active marketing of the particular Product, National Boston will not, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing any other products substantially similar in design, composition, content or function to such Product.

         Notwithstanding the foregoing, it is understood and agreed that DTCP can be involved in the manufacture, marketing and distribution of two existing products, the Ab Rocker and the Bull Worker, even if these existing product are substantially similar in design, composition, content or function to the Products which are the subject of this Agreement.

         1.4 Prices. National Boston, in its sole judgment, shall have the right to sell and distribute the Products at such prices, and on such terms and conditions (including shipping and handling charges), as National Boston may establish. Notwithstanding the above National Boston will from time to time consult with Dean Tornabene and take into consideration his advice and recommendations on pricing decisions.

         1.5 Minimum Royalty Requirements. National Boston shall not have any minimum sales requirement under this Agreement. However, National Boston's continued rights to manufacture and market Products are subject to National Boston's meeting certain minimum royalty conditions, as described in Section 9 hereof.

         1.6 Quality Control. National Boston shall adhere to any reasonable requests and directions of DTCP relating to the maintenance of the quality of the Products manufactured, and the Trademark applied to such Products, pursuant to the terms of this Agreement.

2.       Exploitation of the Products by National Boston.

         National Boston shall be responsible for the commercial exploitation of the Products. It shall pay all costs for the development, manufacturing, marketing, and selling of the Products. DTCP shall have no responsibility to pay for any of these expenses.




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3.       Initial Payment and Royalty.

         National Boston shall pay DTCP U.S. $50,000 upon execution of this Agreement by all parties and, monthly, a royalty equal to ten percent (10%) of gross sales for Products. Gross sales shall include up-sells (but not up-sells of HTI products) and exclude shipping and handling charges, and shall be reduced by returns, retail markdowns, discounts and credits.

4.       Reports; Record Keeping; and Inspection Rights.

         4.1 Separate Division to be Established. National Boston intends to establish a division of its operations which will be responsible for the activities of manufacturing, marketing and distributing products licensed to it by DTCP. The books and records of National Boston shall be prepared in a manner that will recognize this division and facilitate the calculation of net profits earned from the DTCP products and the royalties to be paid to DTCP.

         4.2 Reports to DTCP. National Boston shall provide monthly reports to DTCP showing the calculation of any royalty that has accrued in respect of sales of the Products in form and content as National Boston customarily provides to other licensers. The monthly reports shall accompany the royalty payment, and shall be provided by the last business day of each month following the month for which the royalties are calculated.

         4.3 National Boston's Records; Inspection. National Boston shall maintain complete and accurate records of all sales by National Boston of the Products, and shall retain such records for a period of two years. During such period, all such records that are relevant to the calculation of royalties to be paid by National Boston to DTCP shall be made available for inspection by DTCP (or DTCP's designee at DTCP's sole expense) not more than one time every quarter per year during normal business hours upon reasonable prior notice to National Boston.

5.       Proprietary Rights.

         5.1      DTCP's Intellectual Property.

                  (a) Generally. Subject to the rights granted to National Boston under this Agreement, all right, title and interest in and to the design of the Products and/or its derivatives, the Patents, Trademarks, DTCP's Technology, and DTCP's Artwork (collectively, "DTCP's Intellectual Property"), is and shall remain the sole property of DTCP, and neither National Boston nor any third party shall acquire any right, title or interest in DTCP's Intellectual Property by virtue of this Agreement or otherwise, except as expressly provided herein. Any trademarks developed by National Boston to be used in conjunction with sales of the Product shall be owned by National Boston. Any unauthorized use of DTCP's Intellectual Property by National Boston shall be deemed an infringement of the rights of DTCP therein. National Boston shall not in any way or at any time dispute or attack the validity or contest the rights of DTCP in or to any of DTCP's Intellectual Property. The provisions of this
Section 5.1(a) are subject in all respects to the accuracy of the representations and warranties of DTCP given pursuant to Section 6.2.

                  (b)      Enforcement of Rights.   DTCP  may at its own expense
enforce its rights in DTCP's Intellectual Property against infringement thereof.


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If National  Boston requests DTCP to enforce such rights and DTCP declines to do so, National Boston shall have the right (but shall not be required) to enforce such rights, and may do so in DTCP's name with DTCP's written agreement which shall not be unreasonably withheld.

         5.2 National Boston's Intellectual Property. All right, title and interest in and to the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by National Boston in connection with its activities under this Agreement, any new trademarks developed by National Boston to be used in conjunction with sales of the Product, any commercials and infomercials that National Boston produces, and all related materials and the contents thereof (collectively, "National Boston's Intellectual Property") shall be and remain the sole property of National Boston, and neither DTCP nor any third party shall acquire any right, title or interest in National Boston's Intellectual Property by virtue of this Agreement or otherwise. Any unauthorized use of any of National Boston's Intellectual Property by DTCP shall be deemed an infringement of the rights of National Boston therein. DTCP shall not in any way or at any time dispute or attack the validity or contest the rights of National Boston in or to any of National Boston's Intellectual Property.

         5.3 Customer List. National Boston may compile a list of the names and addresses of persons and entities who order the Products through it or its affiliates or are otherwise targeted by or on behalf of it or its affiliates as potential customers of the Products (the "Customer List"). The Customer List shall be the sole property of National Boston. At their request DTCP may have access to the Customer List. In such event, DTCP shall pay a reverse royalty to National Boston of 5% of gross sales derived from such use. Such royalties will be due to National Boston by the last business day of each month following the month for which the royalties are calculated accompanied by monthly reports showing the calculation of any royalty that has accrued in respect of sales in form and content as DTCP customarily provides to other licensers.

         5.4 Future Patent Applications; Improvements; Modifications. National Boston shall have the right, but not the obligation, to prosecute any patent application, United States and foreign, for the Product, and to file for any patents modifications or improvements, in DTCP's name and on behalf of DTCP and DTCP shall cooperate fully with National Boston with respect thereto, but all costs of such activity shall be included in the calculation of net profits for the purpose of determining royalties that may be due to DTCP. National Boston shall have no liability under any circumstances to DTCP for any decision or failure by National Boston to apply for such patents, to continue to prosecute or to discontinue any such prosecution of any such application, or for any action, activity, neglect or failure by National Boston, its representatives and agents, in connection therewith.

6.       DTCP's Representations, Warranties and Covenants.

         6.1 The Products. DTCP represents, warrants and covenants to National Boston that:

                  (a) Information. All information provided to National Boston by DTCP relating to the Products is and will be, to the best of DTCP's knowledge and belief, true and correct, including without limitation all information regarding the effectiveness, quality, characteristics or


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fitness of the Products;

                  (b) Substantiation. DTCP will provide to National Boston all information in DTCP's possession or control which substantiates all claims made by DTCP to National Boston about the Product; and

                  (c) Patent. The Product sample shown to National Boston conforms to the description contained, and is consistent with the claims made, in the Patents (if there are Patents associated with such Product).

                  (d) Stage of Development. The Products have been fully developed and are ready for manufacturing and sale to customers.

         6.2 Proprietary Rights. DTCP represents, warrants and covenants to National Boston that:

                  (a) DTCP's Intellectual Property. DTCP owns or otherwise controls, or shall own or otherwise control, all right, title and interest in and to DTCP's Intellectual Property, which constitutes and shall constitute all of the intellectual property and other proprietary rights necessary or appropriate for the manufacture, marketing, distribution and sale of the Products;

                  (b) Power and Authority. DTCP has and shall have all necessary power and authority to grant to National Boston all of the rights and privileges granted pursuant to this Agreement;

                  (c) No Infringement. Neither the granting of the rights and privileges granted hereunder nor the exercise thereof by National Boston in accordance with the terms of this Agreement will infringe or otherwise violate the intellectual property or other proprietary rights of any person or entity;

                  (d) No Adverse Claims. DTCP has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending DTCP's rights in, to or with respect to the Products or any of DTCP's Intellectual Property, and is not aware of any claims or demands made or threatened by any person or entity involving the validity of DTCP's rights in, to or with respect to the Products or any of DTCP's Intellectual Property; and

                  (e) Applicable Patents, Copyrights, Trademarks and Licenses. DTCP will at the time of execution of this Agreement, and thereafter, provide National Boston with copies of all patents, abstracts of all copyright registrations, copyright applications, trademark registrations, trademark applications, licenses and other agreements and instruments relating to the Products and DTCP's Intellectual Property (and all amendments, supplements, and modifications thereof) which are now in existence or which DTCP shall obtain, file or enter into during the term of this Agreement.

         6.3 Other Warranties. The warranties and representations of DTCP set forth in this Section 6 and elsewhere in this Agreement are in addition to and without prejudice to all other warranties expressed or implied by law.


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         6.4 No Warranty By National  Boston.  DTCP  acknowledges  that National
Boston, by executing this Agreement and exercising its rights  hereunder,  makes
no  representation,   warranty,   endorsement  or  certification  regarding  the
effectiveness, quality, character or fitness of the Products.

7. Additional Representations and Warranties. Each party represents and warrants to the other as follows:

         7.1 Power and Authority. It has all requisite power and authority to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

         7.2 No Conflict. The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound. DTCP acknowledges that it is prohibited by existing contract from the development of any certain products for the two-year period commencing approximately January 1, 1999 through December 31, 2001. This includes products known as the AB Rocker and the Bull Worker.

         7.3 Binding Effect. This Agreement has duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with it terms.

8.       Indemnification.

         8.1      By National Boston.

                  (a) Generally. Subject to Section 8.1 (b), National Boston shall defend, indemnify and hold harmless DTCP and its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all without limitation, claims, damages, judgments, awards, settlements, investigations, costs, and reasonable attorneys fees and disbursements (collectively "Claims") which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by National Boston of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement, and (ii) any advertising claims made by National Boston based on information not provided to it by DTCP.

                  (b)  Exceptions.  National  Boston  shall  have no duty  under
Section 8.1(a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which (i) arise out of or result from the breach by DTCP of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to DTCP's duty to defend, indemnify and hold harmless pursuant to Section 8.2(a).

         8.2      By DTCP.



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                  (a) Generally.  Subject to Section 8.2(b),  DTCP shall defend, indemnify and hold harmless National Boston, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all without limitation, claims which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by DTCP of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement, and (ii) any advertising claims made by National Boston based upon documentation, studies, substantiation, and representations made or provided by DTCP to National Boston.

                  (b) Exceptions. DTCP shall have no duty under Section 8.2(a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which (i) arise out of or result from the breach by National Boston of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to National Boston's duty to defend, indemnify and hold harmless pursuant to Section 8.1(a).

         8.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to it rights under the provisions of this Section 8, any party seeking to enforce such right (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

9.       Term.

         National Boston's rights to manufacture and market each individual Product described on an Exhibit A shall become an irrevocable license with respect to such Product (but not any other Product for which there is a separate Exhibit A) once certain sales levels have been met as referenced in Exhibit D. National Boston shall pay the royalties in at least the amounts stated in Exhibit D for such Product. If National Boston fails to meet the minimum royalties as stated in Exhibit D, and such condition is not cured by National Boston within 30 days of written notification by DTCP of National Boston's failure to meet such requirements, National Boston shall have no further rights with respect to such Product (except for the sell-off rights contained in Section 10.3). The failure to meet the minimum royalty shall not be considered a breach of this Agreement, rather it is a condition of National Boston's continued right to manufacture and market the Product.

10.      Termination.

         10.1     Termination Events.

                  (a) Election by National Boston. National Boston may terminate this Agreement, or its rights to manufacture and sell any individual Product, at any time upon 30 days prior written notice by so notifying DTCP and


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this Agreement, or the rights relating to the individual Product, subject to the provisions of Section 10.3, shall terminate 30 days following DTCP's receipt of such notice.

                  (b) Election By DTCP. DTCP may terminate, subject to Section 10.3, National Boston's rights to manufacture and sell any individual Product upon 30 days prior written notice to National Boston under the condition, if any, described in Exhibit D and Exhibit E. DTCP may also terminate this agreement and all rights hereto shall revert to DTCP upon the event of National Boston becoming insolvent, committing any act of bankruptcy, including, but not limited to the appointment of a trustee or receiver for any part of National Boston property, or the commencement of any proceedings by or against National Boston under any law having to do with the relief of debtors.

                  (c) Termination Upon Breach. Either party may terminate this Agreement upon 30 days written notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall (i) have been cured within such 30 day period, or
(ii) not be capable of cure within such 30 days, but can be cured within a reasonable time thereafter, and the breaching party is taking reasonable steps to effect such a cure, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

         10.2 Obligations Deemed Fulfilled in the Event of Early Termination. Any early termination pursuant to Section 10.1(a) or (b) of this Agreement shall not be viewed to be a breach of this Agreement. Unless either of the parties has separately breached a commitment made elsewhere in this Agreement, such parties shall be deemed to have fulfilled all of their obligations hereunder, except those which by their nature survive the termination of the Agreement (e.g. warranties and representations, payment obligations, confidentiality and indemnifications, etc.).

         10.3 Limited Sales Rights After Termination. For a period of six months following the termination of this Agreement, National Boston shall retain non-exclusive rights to manufacture, use, distribute, sell, advertise, promote and otherwise exploit the Products in the same manner as provided for in this Agreement in order for it to (i) complete the manufacturing of all Products for which it has parts either in its possession or on order, or is otherwise obligated to manufacture, and (ii) sell all of its inventory of, and fulfill any existing or expected orders for, the Product.

         10.4. Effect of Termination. Upon termination or expiration of this Agreement for any reason whatsoever:

                  (a) National Boston shall, at its own expense, return any of DTCP's Technology and any of DTCP's Artwork in its possession or control.

                  (b) National Boston shall continue to pay such royalties as may be due to DTCP for sales made both before termination and during the sell-off period.



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                  (c) Each party  shall  retain any and all rights and  remedies available to it at law or equity.

11.      Confidentiality.

                  11.1 Generally. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, all technology and know-how relating to the manufacture of the Products, and other information provided by either party shall constitute confidential information of such party ("Confidential Information"). Either party receiving Confidential Information (a "Receiving Party") from the other party (a "Conveying Party") shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information of the Conveying Party with at least the same degree of care that the Receiving Party exercises with respect to its own propriety information. Without the prior written consent of the Conveying Party, the Receiving Party shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the Conveying Party to any person or entity, except for the Receiving Party's attorneys, accountants and such other professionals as the Receiving Party may retain in order for it to perform and enforce the provisions of this Agreement.

         11.2 Exceptions. Notwithstanding Section 11.1, the Receiving Party shall have no obligation with respect to any Confidential Information of the Conveying Party which (i) is or becomes within the public domain through no act of the Receiving Party in breach of this Agreement, (ii) was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure in connection with this Agreement and the negotiations leading to this Agreement, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Receiving Party shall timely inform the Conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

         11.3 Material Provisions of this Agreement are Confidential. The material content of this Agreement dealing with amount of royalties to be paid, minimum royalties to maintain rights, issuance's of stock, and the like, are deemed by the parties to be Confidential Information.

12.      Injunction.

         Each party acknowledges that a breach of the obligations not to compete under Section 1.3, and/or of confidentiality under Section 11 will result in irreparable and continuing damage to the non-breaching party for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to temporary and/or permanent injunctive relief and/or an order for specific performance, without bond, with respect to such breach. Neither party shall oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the non-breaching party may have upon the breach of either of the other party's obligation of exclusivity or confidentiality hereunder.

13.      Independent Contractor.

         No party or any of its officers, employees, agents or representatives is a partner, employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. No party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

14.      Force Majeure.

         In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party, promptly after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event.

15.      Further Actions.

         The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intentions of this Agreement.

16.      Right of First Refusal.

         Provided that National Boston achieves gross sales (defined as any sales of the Products) in the initial 24 months following the first Product rollout of one hundred million dollars ($100 million) and fifty million dollars ($50 million) in each subsequent 12 month period, DTCP shall provide to National Boston, for the 48 month period following the first Product rollout, the right to match any substantiated offer to manufacture, market and distribute any other products owned and/or controlled by DTCP which have been sufficiently developed for potential marketing, distribution and/or exploitation. In the event that National Boston is interested in distributing, selling, advertising, publicizing and/or otherwise exploiting any such products presented by DTCP, then National Boston and DTCP shall negotiate in good faith the terms and conditions of a mutually agreeable marketing arrangement with respect to each such product. It is envisioned that the terms of this Agreement will be the foundation for any such marketing arrangement, and that the specific terms for each of the products will be described in new Exhibits A-E to be attached to this Agreement. If National Boston notifies DTCP that it is not interested in pursuing any such product or fails to notify DTCP of its interest or lack of interest with respect to such product within 30 business days following presentation of such product to National Boston, or the parties cannot agree on the terms and conditions of marketing arrangement within 30 days after such presentation, then in each such case, DTCP shall be free to market, distribute, and/or exploit any such product in any manner it shall choose thereafter without accounting to National Boston for any compensation except that to the extent that DTCP markets such products utilizing the Brand identifications (existing or to be developed) under this Agreement, then DTCP will pay a royalty to National Boston of five percent (5%).

17.      Royalties Owing to Third Parties.

         Unless otherwise expressly stated in this Agreement, DTCP shall be responsible to pay all third parties that are entitled to royalties, if any, from the exploitation of the Product by reason of agreements entered into by it or others prior to the date of execution of this Agreement. National Boston shall be responsible to pay all third party royalties for which it may after the date of this Agreement incur an obligation.

18.      Stock in National Boston.

         National Boston shall issue to DTCP 500,000 shares of its restricted common stock within 30 days following the execution of this Agreement by all of the parties. In addition, on each subsequent anniversary date of this Agreement until this Agreement is terminated, National Boston will issue additional restricted shares to DTCP. If this Agreement is terminated before any such anniversary date, National Boston will issue shares pro rata to DTCP for the portion of the year this Agreement was in effect. The amount of restricted shares to be issued on each anniversary date is as follows:

No. of Shares then Outstanding                  Amount to be Issued to DTCP
Less than 60 million                                     -100,000-
60 million to 74.999 million                             -150,000-
75 million or more                                       -200,000-
(Thereafter, for every additional 15 million)            -an additional 50,000-

         Further,  if this  Agreement  is  terminated  by National  Boston under
Section 10.1(c) because of a breach by DTCP of any material representation, warranty, covenant or agreement, DTCP shall forfeit and immediately return to National Boston any shares of National Boston's stock not then registered with the Securities and Exchange Commission. The restricted shares issued to DTCP will be subject to piggyback registration rights as described below and any restrictions that may be imposed by current or future SEC rules and regulations.

         The shares  referred to in this Section 18 are being issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Rule 506 of Regulation D promulgated thereunder ("Rule 506") or other applicable provisions. The shares shall be Rule 144 restricted shares. After issuance of the shares, at any time that National Boston proposes to file a National Boston registration statement (except Form 10, Form 10-SB or Form S-8) under the Act (the "Registration Statement") either for its own account or for the account of a stockholder, National

Boston shall give DTCP written notice of its intention to do so and of the intended method of sale (the "Registration Notice") within a reasonable time prior to the anticipated filing date of National Boston's Registration
Statement. DTCP may request inclusion of any restricted shares in such Registration Statement by delivering to National Boston, within ten business days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number of restricted shares proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of common stock otherwise being sold through underwriters under such Registration Statement. National Boston shall use its best efforts to cause all restricted shares specified in the Piggyback Notice to be included in the Registration Statement and any related offering, all to the extent requisite to permit the sale by DTCP of its restricted shares in accordance with the method of sale applicable to the other shares of common stock included in such Registration Statement. DTCP shall pay its pro rata portion of the costs of such registration based on the number of shares to be sold. DTCP shall have only one right to participate in a Registration Statement, and if it does not include all of its restricted shares in such registration, National Boston shall have no further obligation to DTCP to facilitate the registration of the remaining shares.

19.      Miscellaneous.

         19.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

If to National Boston:

                  National Boston Medical, Inc.
                  43 Taunton Green, Suite 5
                  Taunton, Massachusetts 02780
                  Attn:  Daniel Hoyng, President
                  Fax No: (508)  880-5208

If to DTCP:

                  DTCP
                  2554 Lincoln Blvd., Suite 219
                  M.D.R., California 90291
                  Attn: Dean Tornabene
                  Fax No: (___) ___-____

         Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

         19.2 Entire Agreement. This Agreement contains the entire understanding of' the parties and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

         19.3 Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

         19.4 Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

         19.5 Assignability. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Neither of the parties hereto can assign their respective rights under this Agreement without the prior written consent of the other party, but any such assignment shall not relieve such parties from their obligations contained herein.

         19.6 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the action is brought without regard to conflict of law principles. All disputes relating to or arising out of this Agreement shall be resolved (i) in the state courts of Massachusetts located closest to the offices of National Boston if such action is brought by DTCP and (ii) in the state courts of California located closest to the offices of DTCP if such action is brought by National Boston. The parties hereto waive any right to a jury trial with respect to any matter arising out of or related to this Agreement.

         19.7 No Representation as to Extent of Sales. Notwithstanding the minimums required to maintain the license, National Boston has not made and does not hereby make any representation or warranty with respect to the extent or volume it may achieve in the sale or other exploitation of the Products hereunder. National Boston shall make such effort to exploit successfully the Products and the related rights herein granted as it may determine in accordance with its business judgment; however, DTCP recognizes and acknowledges that such matters are speculative and agrees that the judgment of National Boston and its related companies or licensees in regard to any such matters shall be binding and conclusive upon DTCP. DTCP agrees that it will not make any claim nor shall any liability be imposed upon National Boston based upon any claim that more or better business could have been done than was actually obtained or done by National Boston or any of its related companies or licensees, or that better prices or terms could have been obtained or that profitability could have been enhanced. DTCP agrees that decisions related to the spending levels associated with any sales or manufacturing activity covered by this Agreement shall be at the sole discretion and judgment of National Boston.

         19.8 Severability. All of the provisions of this Agreement are intended to be distinct and several. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

         19.9 Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

         19.10 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date last written below.


/s/ Dean Tornabene     09/02/99                /s/ Edward Stark
-------------------------------------          ---------------------------
Dean Tornabene             Date                Hereby Witnessed          Date


NATIONAL BOSTON MEDICAL, INC.

By: /s/ Daniel J. Hoyng     Sept. 2, 1999      /s/ Edward Stark
---------------------------------------        ---------------------------
Daniel Hoyng                   Date            Hereby Witnessed          Date
CEO/Chairman of the Board

                    Agreement by Dean Tornabene, Individual, to See to the Presentation of Products to National Boston; to Not Compete;
                      and to Honor Right of First Refusal


I, Dean Tornabene, as an individual, agree as an inducement to National Boston's execution of this Agreement, that I will (i) not individually, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing any other products similar in design, composition, content or function to the Products, and (ii) offer any new products owned and/or controlled by me or any entity of which I, directly or indirectly, have control over (if the products are not otherwise owned by the company to which I may assign this Agreement as allowed in the first paragraph of this Agreement) which have been sufficiently developed for potential marketing, distribution and/or exploitation to National Boston on the same terms and conditions as stated in Section 16 of the above Agreement. This paragraph shall be binding on me even if I assign this Agreement to another company.



/s/ Dean Tornabene                 09/02/99
-------------------------------------------------
Dean Tornabene, Individual          Date

                     Agreement by Charles Perez, Individual,
   to See to the Presentation of Products to National Boston; to Not Compete;
                       and to Honor Right of First Refusal


I, Charles Perez, as an individual, agree as an inducement to National Boston's execution of this Agreement, that I will (i) not individually, directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing any other products similar in design, composition, content or function to the Products, and (ii) offer any new products owned and/or controlled by me or any entity of which I, directly or indirectly, have control over (if the products are not otherwise owned by the company to which I may assign this Agreement as allowed in the first paragraph of this Agreement) on the same terms and conditions as stated in Section 16 of the above Agreement. This paragraph shall be binding on me even if I assign this Agreement to another company.



Charles Perez                  9-17-99
-------------------------------------
Charles Perez, Individual        Date

                                   EXHIBIT A-1


As defined in this Agreement, "Products" shall mean the following:

         The 3 in 1 ladder

                                   EXHIBIT B-1


As defined in this Agreement, "Patents " shall mean the following:

                                   EXHIBIT C-1

As defined in this Agreement, "Trademarks" shall mean the following:

                                   EXHIBIT D-1

Minimum Royalty Payments to Maintain License:

$50,000 for each calendar quarter commencing with the earlier of (i) the first full calendar quarter following the month in which the Product is rolled out on a national basis in television direct response marketing or (ii) third quarter of the year 2000. Royalty payments shall be cumulative in effect and payments made in any period in excess of the quarterly minimum for that period shall be applied toward future period minimum payment requirements in order to maintain the license. National Boston may make payments in lieu of earned royalties in order to meet the minimums stated herein, and such payments shall be deemed to be advances to be credited against future royalties actually earned by DTCP. It is agreed that since the royalties are actually paid monthly on the last business day of each month following the month for which the royalties are calculated, the calculation to determine whether the quarterly minimums have been met will be made based on royalties actually paid by the last business day of the month following the third month of the quarter. There shall be no minimum royalty payment requirement once National Boston has achieved $35 million in gross sales, however the ten percent (10%) gross royalty payments continue.

                                   EXHIBIT E-1

Additional Termination Rights Afforded to DTCP:

1. If National Boston does not commence filming of a new infomercial or modification of an existing infomercial for the Product either before or within 90 days following execution of this Agreement.



OTHER AGREEMENTS OF THE PARTIES:


1. [If there is an existing infomercial for the Product, the rights of the parties with respect to such infomercial should be described here. If there is a production agreement with a producer, or talent or host agreements, requiring the payment of royalties, then copies of such agreements should be provided to National Boston].

                                   EXHIBIT A-2


As defined in this Agreement, "Products" shall mean the following:

Body Rocker

                                   EXHIBIT B-2

As defined in this Agreement, "Patents" shall mean the following:

                                   EXHIBIT C-2

As defined in this Agreement, "Trademarks" shall mean the following:

                                   EXHIBIT D-2

Minimum Royalty Payments to Maintain License:

$100,000 for each calendar quarter commencing with the earlier of (i) the first full calendar quarter following the month in which the Product is rolled out on a national basis in television direct response marketing or (ii) the first quarter of the year 2000. Royalty payments shall be cumulative in effect and payments made in any period in excess of the quarterly minimum for that period shall be applied toward future period minimum payment requirements in order to maintain the license. National Boston may make payments in lieu of earned royalties in order to meet the minimums stated herein, and such payments shall be deemed to be advances to be credited against future royalties actually earned by DTCP. It is agreed that since the royalties are actually paid monthly on the last business day of each month following the month for which the royalties are calculated, the calculation to determine whether the quarterly minimums have been met will be made based on royalties actually paid by the last business day of the month following the third month of the quarter. There shall be no minimum royalty payment requirement once National Boston has achieved $100 million in gross sales, however the ten percent (10%) gross royalty payments continue.

                                   EXHIBIT E-2

Additional Termination Rights Afforded to DTCP:

1. If National Boston does not commence filming of a new infomercial or modification of an existing infomercial for the Product either before or within 30 days following execution of this Agreement.



OTHER AGREEMENTS OF THE PARTIES:

1. [If there is an existing infomercial for the Product, the rights of the parties with respect to such infomercial should be described here. If there is a production agreement with a producer, or talent or host agreements, requiring the payment of royalties, then copies of such agreements should be provided to National Boston].

                                   EXHIBIT A-3

As defined in this Agreement, "Products" shall mean the following:

Mini Gym

                                   EXHIBIT B-3

As defined in this Agreement, "Patents " shall mean the following:

                                   EXHIBIT C-3

As defined in this Agreement, "Trademarks" shall mean the following:

                                   EXHIBIT D-3

Minimum Royalty Payments to Maintain License:

$25,000 for each calendar quarter commencing with the earlier of (i) the first full calendar quarter following the month in which the Product is rolled out on a national basis in television direct response marketing or (ii) third quarter of the year 2000. Royalty payments shall be cumulative in effect and payments made in any period in excess of the quarterly minimum for that period shall be applied toward future period minimum payment requirements in order to maintain the license. National Boston may make payments in lieu of earned royalties in order to meet the minimums stated herein, and such payments shall be deemed to be advances to be credited against future royalties actually earned by DTCP. It is agreed that since the royalties are actually paid monthly on the last business day of each month following the month for which the royalties are calculated, the calculation to determine whether the quarterly minimums have been met will be made based on royalties actually paid by the last business day of the month following the third month of the quarter. There shall be no minimum royalty payment requirement once National Boston has achieved $25 million in gross sales, however the ten percent (10%) gross royalty payments continue.

                                   EXHIBIT E-3

Additional Termination Rights Afforded to DTCP:

None








OTHER AGREEMENTS OF THE PARTIES:

                                   EXHIBIT A-4

As defined in this Agreement, "Products" shall mean the following:

                                   EXHIBIT B-4

As defined in this Agreement, "Patents " shall mean the following:

                                   EXHIBIT C-4

As defined in this Agreement, "Trademarks" shall mean the following:

                                   EXHIBIT D-4

Minimum Royalty Payments to Maintain License:

                                   EXHIBIT E-4

Additional Termination Rights Afforded to DTCP:










OTHER AGREEMENTS OF THE PARTIES:

                      ADDENDUM TO MANUFACTURING, MARKETING
                           AND DISTRIBUTION AGREEMENT



This Addendum modifies the Agreement of 9/2/99 between DEAN TORNABENE and CHARLES PEREZ, as individuals or a company to be designated by them at a future date (collectively, "DTCP"), and NATIONAL BOSTON MEDICAL, INC., a Nevada corporation.

1. Section 1.1 (f). The sentence beginning "National Boston agrees to promote and use..." is deleted and replaced with the following sentence"National Boston agrees to promote and use Dean Tornebene's name, likeness and persona in connection with the Products and to use Dean Tornabene as the focal Talent, primarily as host, whenever both possible and appropriate in addition featuring his name and likeness in the packaging and exploitation of the Products, videos, and retail boxes and displays, all subject to the artistic approval of Dean Tornabene. If it is deemed that Dean Tornabene will not be the featured Talent (primarily as host) for a particular promotion he will still be featured through name and likeness as the Product's inventor. Dean Tornabene and Charles Perez will be reimbursed their reasonable out-of-pocket expenses incurred in travel in relation to such promotional activities.";

2. Section 1.2. This paragraph is changed by adding one word. The thrid sentence should read: "National Boston agrees that any up-sales of food supplements, ingestables...";

3. Section 1.3. Added to this paragraph is the following: "All parties acknowledge that the Cosmo Cooler Cosmetic Bag is currently being sold by DTCP. National Boston may purchase and sell this item on a nonexclusive basis."

4. Section 5.3 The following sentence is added: "The data base information will be mailed to DTCP monthly on a disk;

5. Section 5.4 The first sentence will be changed as follows: "National Boston shall have the right, but not the obligation to prosecute any patent application, United States and foreign, for the Product, and to file for any patents, modification, or improvements, in DTCP's name and on behalf of DTCP and DTCP shall cooperate fully with National Boston with respect thereto, but all cots of such activity shall be included in the calculation of gross sales and those costs shall be deducted from the royalty calculation described ibn Section 3, herein, substantiated by paid invoices, for the purpose of determining royalties that may be due to DTCP."

         Except as stated above, the Agreement remains otherwise unchanged.

         I have read the above and agree that the terms are acceptable and shall be deemed an Addendum to the Manufacturing and Distribution Agreement of September 2, 1999 between Dean

Tornabene, Charles Perez and National Boston Medical, Inc.



         /s/ Dean G. Tornabene                       09-17- , 1999
         ----------------------------------          ------------------
         Dean Tornabene, Individual                  Date

         /s/ Charles Perez                                    9-17-99, 1999
         ------------------------------              -----------------
         Charles Perez, Individual                   Date


         NATIONAL BOSTON MEDICAL, INC

By:.     Barry McFarland                                      9-15     , 1999
         -------------------------------------       ------------------
                                                     Date

          Barry McFarland, CFO